UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

WEBMEDIABRANDS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email sent on August 9, 2009, by Alan Meckler, Chairman and Chief Executive Officer of WebMediaBrands Inc., to Employees of WebMediaBrands Inc.

I delayed sending my August note due to the news that you will read tomorrow morning that we signed an agreement to sell our Internet.com assets to a private company called QuinStreet of Foster City, California. We will continue to own and operate mediabistro.com, the graphics.com network, semanticweb.com and our events.

A few things to note:

1. The actual sale cannot take place until our stockholders approve the sale. The closing of the deal will happen around late September or so.

2. During this period between signing and closing WebMediaBrands continues to operate Internet.com as usual.

3. Approximately 70 of our colleagues will be leaving WMB. These people will be offered employment by QuinStreet. Should offers be accepted these people will remain WMB employees until closing of the sale. Our understanding is that QuinStreet will be moving NYC employees to new space in NYC and CT employees to a new CT office. They will take over the SF office space. Quinstreet will be having a conference call with prospective future employees on Monday.

4. Those affected by the sale continue as regular employees of WMB until they become QuinStreet employees at the closing of the sale. QuinStreet personnel will be visiting our NYC, Darien and SF offices this week to meet the 70 people that are part of the deal and to go over QuinStreet offers and to explain the history and future of their company.

5. I cannot comment in depth about the proposed sale until the close. The proposed sale is bittersweet for me as so much of my career has been tied to Internet.com and I have many close ties to loyal people associated with this business.

This sale strengthens WMB. It gives us a strong balance sheet and allows us to invest freely in our remaining properties. I believe that our company is very stable and has a bright future. Growth for the remaining business is dependent on a decent economy. We will continue to work hard and be ready to take advantage of the coming economic turn.

Alan

Please pardon the boiler plate below but due to the nature of this email it is necessary to include the following:

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this document that are not historical facts are “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example, the competitive environment in which WebMediaBrands competes; the unpredictability of WebMediaBrands’ future revenues, expenses, cash flows and stock price; WebMediaBrands’ ability to protect its intellectual property; the ability of the parties to satisfy the conditions to the completion of the transactions contemplated by the asset purchase agreement; the parties’ ability to meet expectations regarding the timing for completion of the transactions contemplated by the asset purchase agreement; the retention of certain key employees at WebMediaBrands; and the outcome of any legal proceedings that might be instituted against WebMediaBrands and others following the announcement of the asset purchase agreement.

For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands’ reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

Important Additional Information Regarding the Asset Purchase Agreement will be filed with the SEC

This communication is not a solicitation of a proxy from any security holder of WebMediaBrands. In connection with the asset purchase agreement, WebMediaBrands will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. THE PROXY STATEMENT WILL BE SENT TO WEBMEDIABRANDS STOCKHOLDERS, WHO ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE ASSET PURCHASE AGREEMENT. WebMediaBrands investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by going to WebMediaBrands’ Investors page on its corporate website at http://www.webmediabrands.com/corporate/investors.html.

WebMediaBrands and its directors and officers might be deemed to be participants in the solicitation of proxies from the stockholders of WebMediaBrands in connection with the asset purchase agreement and the proposed transaction. Information about WebMediaBrands and its directors and officers can be found in its proxy statements on Schedule 14A and annual reports on Form 10-K filed with the Securities and Exchange Commission, as well as on WebMediaBrands’ Investors page on its corporate website at http://www.webmediabrands.com/corporate/investors.html. Additional information regarding the interests of those persons may be obtained by reading the proxy statement for the proposed transaction when it becomes available.